Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Tom Weissling
President
Sky Bank – Ohio Bank Region
(614) 583-8255

Sky Announces the Completion of its Acquisition of Prospect Bancshares

December 3, 2004 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) announced today the completion of its acquisition of Prospect Bancshares, Inc., Worthington, Ohio and its wholly-owned subsidiary, Prospect Bank, effective November 30, 2004.

The acquisition increases Sky’s asset size to $15.0 billion. Prospect Bank will merge with Sky Financial Group’s subsidiary, Sky Bank, at the close of business today. Prospect Bank will convert to Sky Bank’s name, products and operating systems, over the weekend of December 4-5, 2004.

Under the terms of the agreement, shareholders of Prospect will be entitled to receive cash, shares of Sky Financial Group common stock, or a combination thereof, based upon an election process that occurred prior to closing. Cash consideration is valued at $35 per Prospect common share and stock consideration is fixed at an exchange ratio of 1.425 shares of Sky Financial common stock for each common share of Prospect. The agreement further provides that, in the aggregate, 60% of outstanding Prospect shares will be exchanged for Sky Financial common stock, with the remainder of Prospect common shares exchanged for cash. Based on Sky Financial’s closing price of $28.96 on November 30, 2004, the transaction represents an approximate exchange value of $41.27 for each common share of Prospect Bancshares and an aggregate transaction value of $51.0 million.

The Prospect Bank offices and ATMs add to Sky Bank’s existing Columbus presence and are part of the bank’s Ohio Bank Region, directed by Regional President Tom Weissling. “We are excited about the addition of these offices to our Columbus footprint,” stated Weissling. “Prospect has a wonderful group of employees and a similar culture. They have made the transition these past few months a good one.”

About Sky Financial Group, Inc.

Sky Financial Group is a $15.0 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank and Prospect Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance and Stouffer-Herzog Insurance Agency, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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